UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2020

Unico American Corporation

 (Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-03978	95-2583928
(Commission File Number)	(IRS Employer Identification No.)

26050 Mureau Road
Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 591-9800

(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	UNAM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company |_|

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. |_|

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Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2020, Crusader Insurance Company (“Crusader”) and Unifax Insurance Systems, Inc. (“Unifax”), subsidiaries of Unico American Corporation (the “Corporation”), entered into a reinsurance arrangement with United Specialty Insurance Company (“USIC”), pursuant to which USIC will underwrite property and casualty insurance policies by and through Unifax, acting as its agent, and such policies will be reinsured by Crusader. The arrangement will provide Unifax access to the nonadmitted market provided by USIC in California. The arrangement consists of the following agreements:

Quota Share Reinsurance Agreement

Pursuant to the Quota Share Reinsurance Agreement, effective April 1, 2020, by and among USIC, Crusader and Unifax (the “Reinsurance Agreement”), Crusader will reinsure all of USIC’s liability for policies issued by USIC and produced by Unifax for property, general liability, commercial multiple peril (“CMP”) property, CMP liability and other miscellaneous coverages, subject to certain maximum policy limits. All reinsurance by Crusader under the Reinsurance Agreement is subject to the same rates, terms, conditions, interpretations, modifications and other matters as the respective insurance of USIC.

Crusader is entitled to 100% of the net premiums received by Unifax on policies reinsured under the arrangement, less (i) a ceding fee payable to USIC, (ii) commissions payable to Unifax for its producing and serving the business and (iii) premium taxes on policies. Unifax will pay such amounts to Crusader on behalf of USIC. The ceding fee payable to USIC is based on a mid-single digit percentage of net premiums and net policy fees, with a specified minimum ceding fee of $500,000 over the first 24 months and $250,000 for each subsequent 12-month period through the term of the agreement. Crusader has agreed to guarantee payment of such ceding fees to USIC. Crusader is responsible for 100% of the losses incurred in connection with the Reinsurance Agreement, as well as all costs, expenses and fees incurred by USIC in connection with the investigation or settlement or contesting the validity of claims or losses.

Crusader has agreed to indemnify and hold USIC harmless against all losses regarding the Reinsurance Agreement and the policies reinsured thereunder, including legal fees and expenses incurred by USIC, whether or not the loss is within the terms of the policies written and reinsured under the agreement.

The Reinsurance Agreement may be terminated in specified events, including by any party upon 90 days written notice to the other parties or by Crusader after 30 days written notice to Unifax and USIC of Unifax’s failure to pay to Crusader all payments of premiums due under the agreement. Crusader’s reinsurance obligations and Unifax’s servicing obligations shall continue to apply to policies in force at the time of termination.

General Agency Agreement

Pursuant to the General Agency Agreement, effective April 1, 2020, by and among USIC, Crusader and Unifax (the “Agency Agreement”), Unifax was appointed as the general agent to act on behalf of USIC and Crusader with respect to the reinsurance arrangement specified in the Reinsurance Agreement. Under the Agency Agreement and the Reinsurance Agreement, Unifax is entitled to retain a commission for policies produced based on a percentage of the premiums ceded to Crusader.

The Agency Agreement specifies the duties of Unifax thereunder for the production, service and management of the policies, including certain reporting obligations owed to USIC and Crusader, and sets forth certain limitations on the activities by Unifax as general agent. Unifax will be under the direct supervision and control of Crusader, and Crusader is responsible for monitoring Unifax’s compliance with the agreements. Unifax has agreed to indemnify and hold USIC harmless from any losses relating to the Agency Agreement, and Crusader has agreed to indemnify and hold USIC harmless from any losses arising from acts of Unifax under the Agency Agreement.

The Agency Agreement may be terminated in specified events, including by any party upon 90 days written notice to the other parties and automatically upon cancellation or termination of the Reinsurance Agreement.

Reinsurance Trust Agreement

The Reinsurance Trust Agreement, effective April 1, 2020 (the “Trust Agreement”), by and among Crusader, USIC and Comerica Bank & Trust, N.A. (the “Trustee”), secures the payment of Crusader’s liabilities and the performance of its obligations under the Reinsurance Agreement. The Trust Agreement requires that Crusader deliver to the Trustee certain cash, negotiable instruments and/or government and other “A”-rated bonds (“Securities”) to be held by the Trustee in a trust account as collateral and security for the sole use and benefit of USIC. The amount of Securities to be held by the Trustee is based on USIC’s good faith estimate of a percentage of its ceded unearned premiums, if any, and reserves for certain losses as of the end of each calendar quarter. All fees and expenses of the Trustee under the Trust Agreement will be paid by Crusader.

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The foregoing summaries of the Reinsurance Agreement, Agency Agreement and Trust Agreement do not purport to be complete and are qualified in their entirety by reference to full text of such agreements, which the Corporation plans to file with its Form 10-Q for the quarter ended March 31, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            UNICO AMERICAN CORPORATION

                                                                (Registrant)

Date: April 10, 2020    By:   /s/ Michael Budnitsky

Name:   Michael Budnitsky

Title:    Treasurer, Chief Financial Officer and Secretary

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